Exhibit 99.1

234 Kingsley Park Drive

Fort Mill, SC 29715

MEDIA CONTACT:
Tammy Waters Public Affairs Manager 870-898-2711 tammy.waters@domtar.com

Domtar Corporation to Indefinitely Curtail Ashdown Mill Paper Operations

FORT MILL, South Carolina – February 21, 2024 – Domtar Corporation, a Paper Excellence Group company, today announced it will indefinitely curtail paper operations at its subsidiary’s (Domtar A.W. LLC) Ashdown, Arkansas, facility.

The Ashdown Mill’s A62 paper machine and associated sheeter will be indefinitely idled by the end of June, reducing Domtar’s annual uncoated freesheet capacity by 216,000 short tons.

“Domtar restarted the previously idled A62 paper machine in 2021 at a time when our North American customer base needed additional supply of uncoated freesheet paper,” said Senior Vice President of Paper & Packaging Commercial Rob Melton. “That investment was made to ensure our customers had the paper they needed to match their increasing demand. Now, after careful analysis and consideration, we have determined our customer demand for these products has reached a level that no longer requires this production capacity.”

Related to this change, the Ashdown mill will restart its pulp dryer, resulting in 165,000 air dried metrics tons annually of added capacity of southern bleached softwood kraft pulp. This new capacity increases the mill’s total to 700,000 air dried metric tons annually, inclusive of 442,000 air dried metrics tons of fluff pulp.

We have reached a tentative agreement with our local union partners. Upon ratification, no employees will be laid off as a result of this announcement.

“We appreciate the agility our Ashdown team continues to demonstrate,” said Steve Henry, Paper & Packaging president.

About Domtar

Domtar is a leading provider of a wide variety of sustainable fiber-based products including paper, market pulp, wood products and tissue. Domtar’s principal executive office is in Fort Mill, South Carolina, and we employ approximately 12,000 employees driven by a commitment to make products that people rely on every day. Serving customers in more than 70 countries around the world, with manufacturing operations in North America. Net sales for 2023 were $6.9 billion. Domtar is part of the Paper Excellence Group of companies. To learn more, visit www.domtar.com.

Forward-Looking Statements

Statements in this release about our plans, expectations and future performance, including the statements by Mr. Melton, are forward-looking statements. Actual results may differ materially from those suggested by these statements for a number of reasons, including as a result of the decrease in paper sales and the challenges we face in maintaining manufacturing operations, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, the failure to achieve our cost containment goals, costs of conversion in excess of our expectations, demand for linerboard, and the other reasons identified under “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC and as updated by subsequently-filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.